Dillon joins Terra as Vice President and Controller

Sioux City, Iowa (November 4, 2008)—Terra Industries Inc. (NYSE symbol: TRA) announced today that it has named Edward J. Dillon its Vice President and Controller. In this capacity, he is responsible for all internal and external financial reporting, budgeting, analysis and internal accounting controls.

Mr. Dillon earned a B.S. in Accounting from Boston College in 1990 and is a Certified Public Accountant. He spent the first seven years of his career with Arthur Andersen LLP in New York City. In 1998, he joined the General Electric Company and served in numerous roles including Finance Manager for the National Broadcasting Company in New York City and progressing to Global Controller for the Consumer & Industrial segment in Louisville, Kentucky. He joined INVISTA, a subsidiary of Koch Industries, Inc. (KII), in 2005 in Wichita, Kansas as Director of Corporate Finance and in 2007, moved to KII Corporate as Finance Director.

Dillon, 40, his wife Elisabeth and their four children will move to the Sioux City area soon.

About Terra
Terra Industries Inc., with 2007 revenues of $2.4 billion, is a leading international producer of nitrogen products.

Forward-looking statement
Certain statements in this new release may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These include, among others, statements relating to:

•	financial markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs),

•	product mix,

•	the seasonality of demand patterns,

•	weather conditions,

•	environmental and other government regulation, and

•	agricultural regulations.

Additional information as to these factors can be found in Terra’s 2007 Annual Report/10-K, in the section entitled “Business,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.

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Note: Terra Industries’ news announcements are also available on its Web site, www.terraindustries.com.